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                                                                    Exhibit 99.1



SmartForce and Centra Announce Termination of Merger Agreement

Companies Forge Reseller and Co-Marketing Partnership

REDWOOD CITY, Calif., April 2 /PRNewswire-FirstCall/ -- SmartForce (Nasdaq: SMTF ) and Centra Software (Nasdaq: CTRA) jointly announced today that they have mutually agreed to terminate their previous agreement to merge the companies.

In order to realize, to the greatest extent possible, the benefits of the previously proposed combination to SmartForce and Centra customers, the two companies have entered into a reseller and co-marketing partnership. Under the terms of the partnership, SmartForce will have the right to resell Centra's CentraOne product, and the parties will each have the right to co-market each other's products into their respective customer bases.

Both SmartForce and Centra have also reported today preliminary financial results for their respective first quarters of 2002 (see separate releases).

About SmartForce

SmartForce, the world's largest and most experienced e-Learning company, provides integrated e-Learning solutions that enable enterprises to generate concrete, significant business outcomes by more effectively distributing knowledge around the extended enterprise. With more than 2,500 corporate customers, including many of the world's largest organizations, SmartForce e-Learning solutions bring the power of the Internet to business processes involving learning, skills development and knowledge transfer. SmartForce is quoted on the Nasdaq National Market under the symbol "SMTF." The company, which has more than 1,700 employees worldwide, has corporate

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headquarters at 900 Chesapeake Drive, Redwood City, Calif., 94063. Phone:
650-817-5900. Fax: 650-817-5061. Web site: www.smartforce.com.
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NOTE: SmartForce, SmartForce e-Learning and the SmartForce logo are trademarks of SmartForce. All other company and product names may be trademarks of the respective companies with which they are associated.

About Centra

Leading with an undisputed track record of helping millions of users to increase revenue and improve overall business performance, Centra provides Web collaboration solutions that enable the delivery of information in a variety of live and self-service formats, and add value through unmatched capabilities to capture interactions and content, personalize and manage this information, and instantly re-use it across the enterprise. Today hundreds of global organizations across every industry and market sector choose Centra, including ExxonMobil, Cadbury Schweppes, Citigroup, AT&T, Procter & Gamble, McKesson, Merck, Nationwide Insurance, Sysco, and Stanford University. Centra's products are bolstered by a vital ecosystem of strategic partners, including PwC Consulting, Deloitte Consulting, EDS, KPMG iLS, Microsoft, Siebel, Cisco, Oracle, and SmartForce. Headquartered in Boston's technology corridor, Centra has sales offices throughout North America, Europe and Asia. For more information, please visit www.centra.com.
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